Exhibit 99.1

Neff Corporation Announces Fourth Quarter and Full Year 2015 Results
and Provides 2016 Outlook

MIAMI, Fla., March 7, 2016 - Neff Corporation (the “Company”) (NYSE: NEFF) today reported its financial results for the fourth quarter and full year ended December 31, 2015.
Graham Hood, Chief Executive Officer of Neff Corporation, commented, “We generated good results in 2015 with record rental revenues and adjusted EBITDA, despite the challenges from the decline in upstream oil and gas demand. During 2015, we experienced solid growth in our core construction driven end-markets and anticipate further growth in these markets in 2016. Outside of our branches directly affected by oil and gas, our rental revenues were up by 12.7% and our EBITDA was up by 11.4%, for the fourth quarter of 2015 compared to prior year. Our approach for 2016 is to be cautious with our CAPEX spending and to focus on rental demand in our construction end-markets."

Full Year 2015 Highlights

•	Revenues increased 3.2% to $383.9 million from $372.0 million in 2014.

•	Rental revenues increased 3.7%, or $11.9 million, to $336.0 million in 2015 from $324.1 million in the prior year.

•	Rental rate growth was 1.0% in 2015.

•	Time utilization was 66.8% compared to 69.7% in 2014.

•	The average original equipment cost ("OEC") of our rental fleet increased by 10.6% to $761.9 million in 2015.

•	Adjusted EBITDA increased $0.1 million to $186.2 million as compared to $186.1 million in 2014.

•	Adjusted EBITDA margin was 48.5% compared with 50.0% in 2014.

Fourth Quarter 2015 Highlights

•	Revenues increased 1.9% to $106.1 million from $104.1 million in the fourth quarter of 2014.

•	Rental revenues increased 3.3% year over year to $86.5 million in the fourth quarter of 2015.

•	Rental rates decreased 1.3% year over year in the fourth quarter of 2015.

•	Time utilization was 66.8% in the fourth quarter of 2015 versus 67.6% in the prior year period.

•	The OEC of our rental fleet increased by 8.9% to $782.6 million in the fourth quarter of 2015.

•	Adjusted EBITDA was $49.4 million down from the record $52.8 million in the prior year period.

•	Adjusted EBITDA margin was 46.5% compared with 50.7% in the fourth quarter of 2014.

Full Year 2015 Financial Results
Revenue
Total revenues increased 3.2% to $383.9 million from $372.0 million in 2014. Rental revenues increased 3.7% to $336.0 million compared to $324.1 million in 2014. Equipment sales increased to $34.8 million from $34.5 million in 2014. Parts and Service revenues decreased to $13.1 million from $13.4 million in 2014.
Rental Fleet
At December 31, 2015, the OEC of the Company’s rental fleet was $765.7 million, up 8.7% when compared to 2014. The average age of the rental fleet was 45 months at December 31, 2015, which remained unchanged from the average age at December 31, 2014. Time utilization, which we define as the daily average OEC of equipment on rent, divided by the OEC of all equipment in the rental fleet during the relevant period, was 66.8%, down 290 basis points when compared with 2014. The weighted average growth of our rental rates, which we calculate as the change in weighted average rental rate over the applicable period, was 1.0% in 2015.
Adjusted EBITDA
Adjusted EBITDA increased $0.1 million to $186.2 million from $186.1 million in 2014. Adjusted EBITDA as a percentage of revenues was 48.5% compared with 50.0% in 2014.
Net income
Net income for 2015 increased to $40.2 million from $15.8 million in 2014. Net income increased primarily because of a $20.2 million loss on extinguishment of debt incurred in 2014, that did not recur in 2015.

Fourth Quarter 2015 Financial Results

Revenue

Total revenues increased 1.9% to $106.1 million from $104.1 million in the fourth quarter of 2014. Rental revenues increased 3.3% to $86.5 million compared to $83.7 million in the fourth quarter of 2014. Equipment sales decreased to $16.3 million from $17.1 million in the fourth quarter of 2014. Parts and service revenues increased to $3.4 million from $3.3 million in the fourth quarter of 2014.
Adjusted EBITDA

Adjusted EBITDA for the fourth quarter of 2015 decreased 6.5% to $49.4 million from $52.8 million in the fourth quarter of 2014. Adjusted EBITDA, as a percentage of revenues, was 46.5% compared to 50.7% in the fourth quarter of 2014.

Return on Invested Capital ("ROIC")

ROIC was 10.9% for the year ended December 31, 2015, a decrease of 210 basis points from the year ended December 31, 2014. The Company’s ROIC metric uses after-tax operating income for the trailing 12 months divided by average stockholders’ equity (deficit) and debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the Company’s tax rate from period to period, a federal statutory tax rate of 35% is used to calculate after-tax operating income.

Fleet Size

The size of the rental fleet was $765.7 million of OEC at December 31, 2015, compared to $704.3 million at December 31, 2014.

Share Repurchase Program

During the fourth quarter the Company repurchased $0.8 million of common stock under the share repurchase program authorized in November 2015.

2016 Financial Outlook

•	Total revenue is forecast to be in the range of $390 million to $410 million.

•	Adjusted EBITDA is forecast to be in a range of $190 million to $200 million.

•	Year-over-year rental rate increase is expected to be approximately 0-2%.

•	Time utilization is forecast to be approximately 68%.

•	Net capital expenditures are expected to be in the range of $100 million to $110 million.

Mr. Hood concluded, "We have made significant investments in our business over the past couple of years as we strive to create shareholder value. We believe the multiyear expansion for our industry will continue and we are especially encouraged by the opportunity for our earthmoving fleet to gain market share as more customers are making the decision to rent versus own. We expect to see a decreasing impact from the slow down in our oil and gas markets and we believe that our diverse end-markets and our focus on high growth geographies will enable us to execute and deliver another year of solid growth in 2016."

Basis of Presentation

Subsequent to the initial public offering in 2014 ("IPO"), Neff Corporation began to operate and control all of the business affairs of Neff Holdings LLC ("Neff Holdings") and began to consolidate Neff Holdings and Neff Holdings' subsidiaries, Neff Rental LLC and Neff Rental LLC, and such consolidation has been reflected for all periods presented in the following tables. Unless otherwise noted, the results prior to the IPO presented in this press release are consolidated and exclude adjustments attributable to the non-controlling interest.

These historical results prior to the IPO do not purport to reflect what the results of operations of Neff Corporation would have been had the IPO and related reorganization and other transactions occurred prior to such periods. For example, the historical results do not reflect the portion of Neff Corporation's income attributable to the non-controlling interest or the provision for corporate income taxes on the income attributable to Neff Corporation that we expect to record with respect to future periods.

Conference Call

The Company’s management will hold a conference call to discuss the 2015 fourth quarter and full year results tomorrow, March 8, 2016, at 10:00 a.m. (Eastern Daylight Time). To participate in the conference call, participants should dial +1 877-201-0168 (domestic) or +1 647-788-4901 (international) and enter access code 45130298, a few minutes prior to the start of the call. Those who wish to listen to the live conference call and view the accompanying presentation slides should visit the "Investor Relations" portion of the Neff Corporation website at: http://investor.neffrental.com.
A telephonic replay will be available from 1:00 p.m. ET on the day of the conference call through Thursday, March 10, 2016. To listen to the archived call, dial +1 855-859-2056 or +1 404-537-3406 and enter conference ID number

45130298. The replay of the conference call will also be available via webcast on the Company's website at: http://investor.neffrental.com, where it will be archived for 12 months after the conference call.

Non-US GAAP Measures and Key Performance Measures

Earnings before interest, taxes, depreciation and amortization ("EBITDA"), adjusted EBITDA, and adjusted earnings per share are non-US GAAP financial measures as defined under the rules of the Securities and Exchange Commission ("SEC"). EBITDA represents the sum of net income (loss), interest expense, provision for (benefit from) income taxes, depreciation of rental equipment, other depreciation and amortization and amortization of debt issue costs. Adjusted EBITDA represents EBITDA further adjusted to give effect to non-cash and other items that we do not consider to be indicative of our ongoing operations, including for the periods presented loss on extinguishment of debt, the transaction bonuses, rental split expense, equity-based compensation, adjustment to tax receivable agreement and (gain) loss on interest rate swap. Adjusted earnings per share ("EPS") represents the sum of diluted earnings per share of Class A common stock, as reported, adjusted for the impact of items that we believe are not indicative of ongoing operations, including for the periods presented loss on extinguishment of debt, (gain) loss on interest rate swap and non-cash adjustment to tax receivable agreement. The company believes that: (i) EBITDA and adjusted EBITDA and (ii) adjusted EPS provides useful information about operating performance and period-over-period growth and is useful to securities analysts, investors and other interested parties in evaluating our operating performance compared to that of other companies in the industry. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities or EPS under US GAAP as indicators of operating performance or liquidity. Because EBITDA, adjusted EBITDA and adjusted EPS are not calculated in the same manner by all companies, they may not be comparable to other similarly titled measures used by other companies.

OEC and rental rate are two of the key performance measures we use in evaluating our business and results of operations.
We present OEC, defined as the first cost of acquiring the equipment, or in the case of used equipment purchases and rental splits, an estimate of the first cost that would have been paid to acquire the equipment if it had been purchased new in its year of manufacture, as the daily average OEC of equipment on rent, divided by the OEC of all equipment in the rental fleet during the relevant period.
We define rental rates as the rates charged to our customers on rental contracts that typically are for a daily, weekly or monthly terms. Rental rates change over time based on a combination of pricing, the mix of equipment on rent and the mix of rental terms with customers. Period over period changes in rental rates are calculated on a weighted average with the weighting based on prior period revenue mix.

About Neff Corporation
Neff Corporation is a leading regional equipment rental company in the United States, focused on the fast growing Sunbelt states. The Company offers a broad array of equipment rental solutions for its diverse customer base. Neff Corporation’s broad fleet of equipment includes earthmoving, material handling, aerial and other rental equipment to meet specific customer needs.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical facts should be considered forward-looking statements, including statements regarding our 2016 outlook, including without limitation, statements regarding our forecasted revenue and adjusted EBITDA and our expected rental rates, time utilization and net capital expenditures; expectations regarding execution of our strategy; and expectations regarding seasonality and expectations regarding the slowdown in oil and gas exploration and the Company’s ability to offset such slowdown. We use words such as "could," "may," "should," "will," "expect," "believe," "continue," "anticipate," "estimate," "intend," "project," "plan," "forecast" and other similar expressions to identify some but not all forward-looking statements. Forward-looking statements involve estimates and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements.

The forward-looking statements contained in this press release are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, current plans, expected future developments and other important factors we believe are appropriate under the circumstances. As you read and consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (many of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many important factors could affect our actual operating and financial performance and cause our performance to differ materially from the performance anticipated in the forward-looking statements. We believe these important factors include, but are not limited to, the following: the fact that the future economic downturns could have a material adverse impact on our business; trends in oil and gas prices and the impact on the level of exploration, development and production activity of certain of the Company's customers and the demand for the Company's service and products; the fact that the Company’s revenues and operating results will fluctuate, which could affect the volatility of the trading of its Class A common stock; the highly cyclical nature of the equipment rental industry; decreases in construction or industrial activities and resulting decreases in the demand for the Company’s equipment or the rental rates or prices it can charge; competition in the equipment rental industry which could lead to a decrease in the Company’s market share or in rental rates and its ability to sell equipment at favorable prices; Wayzata, the Company’s largest shareholder, as a result of its ownership stake in the Company, may have the ability to exert substantial influence over actions to be taken or approved by the Company's Board of Directors or shareholders, the Company's substantial indebtedness, its ability to generate cash to meet its debt service obligations and the restrictions the Company's indebtedness imposes of the Company's current and future operations; the Company’s need to obtain additional capital, which may not be available, to fund the capital outlays required for the success of its business, including those relating to purchasing equipment, opening new rental locations, making acquisitions and refinancing existing indebtedness; significantly higher maintenance costs in connection with increases in the weighted average age of the Company’s rental fleet; fluctuations in the price of the Company's Class A common stock and its ability to complete share repurchases under the Company's share repurchase program on favorable terms, within the anticipated time frame, or at all; environmental and health and safety laws and regulations that may result in liabilities for the Company; termination of one or more of the Company’s relationships with any of its equipment manufacturers; residual value risk of the Company’s rental fleet upon disposition; the rising cost of new equipment and supplier constraints; disruptions in the Company’s information technology and customer relationship management systems; potential acquisitions and expansions into new markets; payments under our tax receivable agreement; the Company's dependence on key personnel, any labor disputes, work stoppages and/or slowdowns; and increased costs as a result of operating as a public company. These and other important factors described under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2015 and similar disclosures in subsequent reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect, our actual operating and financial performance may vary in material respects from the performance projected in these forward-looking statements.

Further, any forward-looking statement speaks only as of the date on which it is made, and except as required by law, we undertake no obligation to update any forward-looking statement contained in this press release to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New important factors that could cause our business not to develop as we expect emerge from time to time, and it is not possible for us to predict all of them.

# # #

Contact:
Investor Relations Contact:
Jamal Garcia
Phone: (305) 513-3350
Fax: (305) 513-4156
investorrelations@neffcorp.com

TABLE 1
NEFF CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2015	2014	2015	2014
Revenues
Rental revenues	$86.5	$83.7	$336.0	$324.1
Equipment sales	16.3	17.1	34.8	34.5
Parts and service	3.4	3.3	13.1	13.4
Total revenues	106.1	104.1	383.9	372.0
Cost of revenues
Cost of equipment sold	11.2	9.3	23.1	19.1
Depreciation of rental equipment	21.7	18.4	83.9	73.3
Cost of rental revenues	21.5	21.4	80.0	81.0
Cost of parts and service	2.1	2.0	7.6	8.2
Total cost of revenues	56.4	51.1	194.6	181.6
Gross profit	49.7	53.0	189.3	190.3
Other operating expenses
Selling, general and administrative expenses	22.9	20.5	90.5	82.0
Other depreciation and amortization	2.7	2.4	10.5	9.6
Transaction bonus	—	—	—	24.5
Total other operating expenses	25.6	23.0	101.0	116.1
Income from operations	24.1	30.0	88.2	74.2
Other expenses (income)
Interest expense	10.9	12.2	43.0	40.5
Loss on debt extinguishment	—	4.3	—	20.2
Adjustment to tax receivable agreement	0.1	—	(2.4)	—
(Gain) loss on interest rate swap	(1.8)	—	2.3	—
Amortization of debt issue costs	0.4	0.4	1.5	3.1
Total other expenses (income)	9.5	16.9	44.4	63.8
Income before income taxes	14.7	13.2	43.8	10.4
(Provision for) benefit from income taxes	(1.9)	0.7	(3.6)	5.4
Net income	12.7	13.9	40.2	15.8
Less: net income attributable to non-controlling interest	8.7	12.3	24.6	14.2
Net income attributable to Neff Corporation	$4.0	$1.6	$15.6	$1.6

		November 26, 2014 through December 31, 2014		November 26, 2014 through December 31, 2014
Net income attributable to Neff Corporation per share of Class A common stock
Basic	$0.38	$0.15	$1.49	$0.15
Diluted	$0.33	$0.13	$1.29	$0.13
Weighted average shares of Class A common stock outstanding
Basic	10.5	10.5	10.5	10.5
Diluted	12.2	12.0	12.1	12.0

TABLE 2
NEFF CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in millions)

	December 31, 2015	December 31, 2014
ASSETS

Cash and cash equivalents	$0.3	$0.2
Accounts receivable, net	70.3	66.4
Inventories	1.8	2.0
Rental equipment, net	457.5	420.2
Property and equipment, net	33.5	30.2
Prepaid expenses and other assets	14.5	17.0
Goodwill	60.6	58.8
Intangible assets, net	15.3	16.6
Total assets	$653.7	$611.4

LIABILITIES AND STOCKHOLDERS' DEFICIT

Liabilities
Accounts payable	$18.9	$27.4
Accrued expenses and other liabilities	31.4	31.2
Revolving credit facility	253.6	245.2
Second lien loan, net	477.0	476.7
Payable pursuant to tax receivable agreement	29.1	31.6
Deferred tax liability, net	9.5	5.4
Total liabilities	819.5	817.5

Stockholders' deficit
Class A Common Stock	0.1	0.1
Class B Common Stock	0.2	0.2
Additional paid-in capital	(112.1)	(112.2)
Retained earnings	17.2	1.6
Total stockholders' deficit	(94.6)	(110.3)
Non-controlling interest	(71.2)	(95.8)
Total stockholders' deficit and non-controlling interest	(165.8)	(206.1)
Total liabilities and stockholders' deficit and non-controlling interest	$653.7	$611.4

TABLE 3
NEFF CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2015	2014	2015	2014
Cash Flows from Operating Activities
Net income	$12.7	$13.9	$40.2	$15.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	24.0	20.5	93.2	81.4
Amortization of debt issue costs	0.4	0.4	1.5	3.1
Amortization of intangible assets	0.3	0.4	1.3	1.5
Amortization of original issue discount	0.1	0.1	0.3	0.1
Gain on sale of equipment	(5.1)	(7.9)	(11.7)	(15.3)
Provision for bad debt	1.1	0.8	2.5	2.7
Equity-based compensation expense	0.3	0.1	1.2	0.9
Deferred income taxes	2.0	1.0	4.1	1.0
Adjustment to tax receivable agreement	0.1	—	(2.4)	—
Loss on extinguishment of debt	—	4.3	—	20.2
Unrealized loss on interest rate swap	(2.0)	—	1.9	—
Changes in operating assets and liabilities:
Accounts receivable	(10.4)	(8.2)	(6.3)	(13.5)
Inventories, prepaid expenses and other assets	1.1	0.5	1.2	(2.4)
Accounts payable	(0.1)	2.0	(1.4)	1.1
Accrued expenses and other liabilities	(2.0)	(2.2)	(3.3)	(2.6)
Net cash provided by operating activities	22.5	25.7	122.2	94.1
Cash Flows from Investing Activities
Purchases of rental equipment	(8.5)	(13.2)	(147.5)	(149.2)
Proceeds from sale of equipment	16.3	17.1	34.8	34.5
Purchases of property and equipment	(1.4)	(1.3)	(13.1)	(13.0)
Cash paid for acquisitions	(3.6)	—	(3.6)	—
Net cash provided by (used in) investing activities	2.8	2.6	(129.4)	(127.7)
Cash Flows from Financing Activities
Repayments under revolving credit facility	(56.3)	(84.3)	(151.5)	(549.2)
Borrowings under revolving credit facility	31.9	12.5	159.9	515.2
Proceeds from second lien loan, net	—	—	—	572.1
Repayment of second lien loan	—	(96.0)	—	(96.0)
Prepayment premium on second lien loans	—	(1.9)	—	(1.9)
Distribution to members	—	—	—	(329.9)
Repayments of senior secured notes	—	—	—	(200.0)
Call Premiums	—	—	—	(7.2)
Debt issue costs	—	(0.3)	—	(9.4)
Proceeds from issuance of Class A common stock	—	146.1	—	146.1
Payment of costs directly associated with the issuance of Class A common stock	—	(6.2)	(0.3)	(6.2)
Common stock repurchases	(0.8)	—	(0.8)	—
Net cash (used in) provided by financing	(25.2)	(30.1)	7.3	33.6
Net increase (decrease) in cash and cash equivalents	0.1	(1.8)	0.1	—
Cash and cash equivalents, beginning of year	0.2	2.0	0.2	0.2
Cash and cash equivalents, end of year	$0.3	$0.2	$0.3	$0.2

TABLE 4
NEFF CORPORATION AND SUBSIDIARIES
DILUTED EARNINGS PER SHARE CALCULATION
(in millions, except per share data)

	Three Months Ended December 31, 2015	Year Ended December 31, 2015	November 26, 2014 through December 31, 2014
Numerator:
Net income attributable to Neff Corporation	$4.0	$15.6	$1.6
Denominator:
Weighted average shares of Class A common stock outstanding	10.5	10.5	10.5
Add dilutive effect of the following:
Neff Holdings options (redeemable for cash or Class A common stock)	1.3	1.3	1.3
Neff Corporation stock options	0.4	0.3	0.3
Weighted average shares of Class A common stock outstanding, diluted	12.2	12.1	12.0
Diluted earnings per share of Class A common stock	$0.33	$1.29	$0.13

NEFF CORPORATION AND SUBSIDIARIES
ADJUSTED EARNINGS PER SHARE - US GAAP RECONCILIATION

We define “adjusted earnings per share” as the sum of diluted earnings per share of Class A common stock, as reported, adjusted for the impact of the items that we believe are not indicative of our ongoing operations, including for the periods presented loss on extinguishment of debt, (gain) loss on interest rate swap and non-cash adjustment to the tax receivable agreement. Management believes that including adjusted earnings per share in this press release is appropriate because securities analysts, investors and other interested parties use this non-US GAAP financial measure as an important measure to assess our operating performance compared to that of other companies in the industry. However, adjusted earnings per share is not a measure of financial performance under US GAAP. Accordingly, adjusted earnings per share should not be considered an alternative to diluted earnings per share of Class A common stock. The table below provides a reconciliation between diluted earnings per share of Class A common stock, as reported, and adjusted earnings per share. Because adjusted earnings per share is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

TABLE 5

	Three Months Ended December 31, 2015	Year Ended December 31, 2015	November 26, 2014 through December 31, 2014
Diluted earnings per share of Class A common stock, as reported	$0.33	$1.29	$0.13
Adjusted for:
Loss on extinguishment of debt(a)	—	—	0.22
(Gain) loss on interest rate swap(b)	(0.09)	0.11	—
Adjustment to tax receivable agreement(c)	—	(0.12)	—
Adjusted earnings per share	$0.24	$1.28	$0.35

(a)    Represents after tax impact of expenses and realized losses that were incurred in connection with the redemption of our Senior Secured Notes.
(b)    Represents after tax impact of (gain) loss on interest rate swap related to adjustments to fair value.
(c)    Represents non-cash adjustment to tax receivable agreement related to changes in estimates used in the calculation of the tax receivable agreement.

NEFF CORPORATION AND SUBSIDIARIES
EBITDA AND ADJUSTED EBITDA - US GAAP RECONCILIATION
(in millions)

EBITDA is defined as net income (loss) plus interest expense, provision for (benefit from) income taxes, depreciation of rental equipment, other depreciation and amortization and amortization of debt issue costs. Adjusted EBITDA is defined as EBITDA further adjusted to give effect to non-cash and other items that management does not consider to be indicative of our ongoing operations, including for the periods presented loss on extinguishment of debt, the transaction bonuses, rental split expense, equity-based compensation, adjustment to tax receivable agreement and (gain) loss on interest rate swap. Adjusted EBITDA is not a measure of performance in accordance with US GAAP and should not be considered as an alternative to net income (loss) or operating cash flows determined in accordance with US GAAP. Additionally, adjusted EBITDA is not intended to be a measure of cash flow for management's discretionary use, as it excludes certain cash requirements such as interest payments, tax payments and debt service requirements. Management believes that EBITDA and adjusted EBITDA in this press release is appropriate because securities analysts, investors and other interested parties use these non-US GAAP financial measures as important measures of assessing our operating performance across periods on a consistent basis. Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under US GAAP. The table below provides a reconciliation between net income and EBITDA and adjusted EBITDA. Because EBITDA and adjusted EBITDA are not calculated in the same manner by all companies, they may not be comparable to other similarly titled measures used by other companies.

TABLE 6

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2015	2014	2015	2014
	(in millions of dollars)
Net income	$12.7	$13.9	$40.2	$15.8
Interest expense	10.9	12.2	43.0	40.5
Benefit from (provision for) income taxes	1.9	(0.7)	3.6	(5.4)
Depreciation of rental equipment	21.7	18.4	83.9	73.3
Other depreciation and amortization	2.7	2.4	10.5	9.6
Amortization of debt issue costs	0.4	0.4	1.5	3.1
EBITDA(g)	50.3	46.6	182.8	136.9
Loss on extinguishment of debt(a)	—	4.3	—	20.2
Transaction bonus(b)	—	—	—	24.5
Rental split expense(c)	0.5	1.8	2.3	3.7
Equity based compensation expense(d)	0.3	0.1	1.2	0.9
Adjustment to tax receivable agreement(e)	0.1	—	(2.4)	—
(Gain) loss on interest rate swap(f)	(1.8)	—	2.3	—
Adjusted EBITDA(h)	$49.4	$52.8	$186.2	$186.1

(a)	Represents expenses and realized losses that were incurred in connection with the redemption of our Senior Secured Notes.

(b)	Represents the payment of incentive bonuses earned in connection with consummation of a refinancing to management and certain members of Neff Holdings' board of managers.

(c)
Represents cash payments made to suppliers of equipment in connection with rental split expense, which payments are credited against the purchase price of the applicable equipment if Neff Holdings elects to purchase that equipment.

(d)	Represents non-cash equity-based compensation expense recorded in the periods presented in accordance with US GAAP.

(e)	Represents adjustment to tax receivable agreement related to changes in estimates used in the calculation of the tax receivable agreement.

(f)	Represents (gain) loss on interest rate swap related to adjustments to fair value.

(g)	Our EBITDA margin was 47.4% and 44.7% for the three months ended December 31, 2015 and 2014, respectively, and 47.6% and 36.8% for the years ended December 31, 2015 and 2014, respectively.

(h)	Our adjusted EBITDA margin was 46.5% and 50.7% for the three months ended December 31, 2015 and 2014, respectively, and 48.5% and 50.0% for the years ended December 31, 2015 and 2014, respectively.